EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information and accompanying notes reflect the pro forma effects of:

West Williston Acquisition. On October 1, 2013, Oasis Petroleum North America LLC, a wholly owned subsidiary of Oasis Petroleum Inc. (the “Company”) completed a purchase and sale agreement (the “Purchase Agreement”) with two undisclosed private sellers (the “Sellers”), pursuant to which the Company agreed to purchase 136,000 net acres in its West Williston project area in the Williston Basin (the “West Williston Acquisition”) for aggregate consideration of approximately $1,478.6 million in cash (the “Purchase Price”), which is subject to customary post close adjustments.

Financing. In accordance with the Purchase Agreement, the Company funded the Purchase Price of the West Williston Acquisition with proceeds from the Company’s issuance of $1,000.0 million of 6.875% senior unsecured notes due 2022 (the “2022 Notes”) and borrowings under its revolving credit facility.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2013 and the year ended December 31, 2012 presented below have been prepared based on the Company’s historical consolidated statements of operations for such periods, and were prepared as if the West Williston Acquisition and related financing had occurred on January 1, 2012. The unaudited pro forma condensed combined balance sheet at June 30, 2013 presented below was prepared based on the Company’s historical consolidated balance sheet at June 30, 2013, and was prepared as if the West Williston Acquisition and related financing had occurred on June 30, 2013.

Management believes that the assumptions used to prepare the unaudited pro forma condensed combined financial information and accompanying notes provide a reasonable and reliably determinable basis for presenting the significant effects directly attributable to the West Williston Acquisition and related financing. The following unaudited pro forma condensed combined statements of operations do not purport to represent what the Company’s results of operations would have been if the West Williston Acquisition and related financing had occurred on January 1, 2012. The unaudited pro forma condensed combined financial information should be read together with the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the historical Statements of Revenues and Direct Operating Expenses of the West Williston Acquisition and the notes thereto filed as Exhibit 99.1 to the Current Report on Form 8-K of which this Exhibit 99.2 is a part.

	Unaudited Pro Forma Condensed Combined Balance Sheet
	As of June 30, 2013
	Oasis Historical	West Williston Acquisition Properties Pro Forma Acquisition Adjustments (a)	West Williston Acquisition Properties Pro Forma Financing Adjustments (b)	Oasis Pro Forma
	(In thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$161,601	$(1,478,588)	$1,583,000	$266,013
Accounts receivable — oil and gas revenues	130,518			130,518
Accounts receivable — joint interest partners	92,785			92,785
Inventory	16,385	5,601		21,986
Prepaid expenses	6,121			6,121
Advances to joint interest partners	1,319			1,319
Derivative instruments	7,353			7,353
Other current assets	5			5

Total current assets	416,087	(1,472,987)	1,583,000	526,100

Property, plant and equipment
Oil and gas properties (successful efforts method)	2,675,902	1,466,085		4,141,987
Other property and equipment	144,518	13,500		158,018
Less: accumulated depreciation, depletion, amortization and impairment	(514,567)			(514,567)

Total property, plant and equipment, net	2,305,853	1,479,585	—	3,785,438

Derivative instruments	10,554			10,554
Deferred costs and other assets	25,650		17,000	42,650

Total assets	$2,758,144	$6,598	$1,600,000	$4,364,742

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$30,682			$30,682
Advances from joint interest partners	15,583			15,583
Revenues and production taxes payable	102,661			102,661
Accrued liabilities	180,988			180,988
Accrued interest payable	29,133			29,133
Derivative instruments	—			—
Deferred income taxes	1,030			1,030
Other current liabilities	688			688

Total current liabilities	360,765	—	—	360,765

Long-term debt	1,200,000		1,600,000	2,800,000
Asset retirement obligations	26,268	6,598		32,866
Derivative instruments	291			291
Deferred income taxes	249,172			249,172
Other liabilities	2,435			2,435

Total liabilities	1,838,931	6,598	1,600,000	3,445,529

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value; 300,000,000 shares authorized; 93,693,829 issued and 93,554,121 outstanding at June 30, 2013	925			925
Treasury stock, at cost; 139,708 shares at June 30, 2013	(4,160)			(4,160)
Additional paid-in-capital	663,545			663,545
Retained earnings	258,903			258,903

Total stockholders’ equity	919,213	—	—	919,213

Total liabilities and stockholders’ equity	$2,758,144	$6,598	$1,600,000	$4,364,742

See accompanying notes to unaudited pro forma condensed combined financial information.

	Unaudited Pro Forma Condensed Combined Statement of Operations
	For the six months ended June 30, 2013
	Oasis Historical	West Williston Acquisition Properties Pro Forma Acquisition Adjustments		West Williston Acquisition Properties Pro Forma Financing Adjustments		Oasis Pro Forma
	(In thousands, except per share data)
Revenues
Oil and gas revenues	$483,493	$99,168	(c)	$—		$582,661
Well services and midstream revenues	19,393	—		—		19,393

Total revenues	502,886	99,168		—		602,054

Expenses
Lease operating expenses	37,755	19,057	(c)	—		56,812
Well services and midstream operating expenses	9,558	—		—		9,558
Marketing, transportation and gathering expenses	14,168	—		—		14,168
Production taxes	43,486	—		—		43,486
Depreciation, depletion and amortization	133,051	57,510	(d)	—		190,561
Exploration expenses	2,249	—		—		2,249
Impairment of oil and gas properties	706	—		—		706
General and administrative expenses	30,510	1,200	(e)	—		31,710

Total expenses	271,483	77,767		—		349,250

Operating income	231,403	21,401		—		252,804

Other income (expense)
Net loss on derivative instruments	(2,021)	—		—		(2,021)
Interest expense, net of capitalized interest	(42,575)	—		(24,038	)(f)	(66,613)
Other income	1,074	—		—		1,074

Total other income (expense)	(43,522)	—		(24,038)		(67,560)

Income before income taxes	187,881	21,401		(24,038)		185,244
Income tax expense	68,911	7,854	(g)	(8,822	)(g)	67,943

Net income	$118,970	$13,547		$(15,216)		$117,301

Earnings per share:
Basic	$1.29					$1.27
Diluted	1.28					1.26
Weighted average shares outstanding:
Basic	92,387					92,387
Diluted	92,812					92,812

See accompanying notes to unaudited pro forma condensed combined financial information.

	Unaudited Pro Forma Condensed Combined Statement of Operations
	For the year ended December 31, 2012
	Oasis Historical	West Williston Acquisition Properties Pro Forma Acquisition Adjustments		West Williston Acquisition Properties Pro Forma Financing Adjustments		Oasis Pro Forma
	(In thousands, except per share data)
Revenues
Oil and gas revenues	$670,491	$144,907	(c)	$—		$815,398
Well services revenues	16,177	—		—		16,177

Total revenues	686,668	144,907		—		831,575

Expenses
Lease operating expenses	54,924	27,830	(c)	—		82,754
Well services operating expenses	11,774	—		—		11,774
Marketing, transportation and gathering expenses	9,257	—		—		9,257
Production taxes	62,965	—		—		62,965
Depreciation, depletion and amortization	206,734	92,268	(d)	—		299,002
Exploration expenses	3,250	—		—		3,250
Impairment of oil and gas properties	3,581	—		—		3,581
General and administrative expenses	57,190	1,200	(e)	—		58,390

Total expenses	409,675	121,298		—		530,973

Operating income	276,993	23,609		—		300,602

Other income (expense)
Net gain on derivative instruments	34,164	—		—		34,164
Interest expense, net of capitalized interest	(70,143)	—		(43,275	)(f)	(113,418)
Other income (expense)	4,860	—		—		4,860

Total other income (expense)	(31,119)	—		(43,275)		(74,394)

Income before income taxes	245,874	23,609		(43,275)		226,208
Income tax expense	92,486	8,882	(g)	(16,280	)(g)	85,088

Net income	$153,388	$14,727		$(26,995)		$141,120

Earnings per share:
Basic and diluted	$1.66					$1.53
Weighted average shares outstanding:
Basic	92,180					92,180
Diluted	92,513					92,513

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Balance Sheet. The unaudited pro forma condensed combined balance sheet at June 30, 2013 reflects the following adjustments:

(a)	Adjustments to reflect the consideration paid and the preliminary fair value measurements of assets acquired and liabilities assumed by the Company for the West Williston Acquisition.

The West Williston Acquisition qualifies as a business combination, and as such, the Company estimated the fair value of these properties as of the October 1, 2013 acquisition close date, in accordance with the Financial Accounting Standards Board’s authoritative guidance on business combinations. The fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Fair value measurements also utilize market assumptions of market participants.

The Company used a discounted cash flow model to calculate the fair value of oil and natural gas properties and asset retirement obligations (“ARO”). The fair value measurements of assets acquired and liabilities assumed are based on inputs that are not observable in the market and therefore represent Level 3 inputs. Significant inputs to the valuation of oil and natural gas properties include estimates of i) quantities of oil and natural gas reserves, ii) future commodity prices, iii) future operating and development costs, iv) projections of future rates of production, v) expected recovery rates and vi) a market-based weighted average cost of capital rate. These inputs require significant judgments and estimates.

Estimating the future ARO requires management to make estimates and judgments regarding timing and existence of a liability, as well as what constitutes adequate restoration. Inherent in the fair value calculation are numerous assumptions and judgments including the ultimate costs, inflation factors, credit adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments.

The Company estimates the fair value of the West Williston Acquisition to be approximately $1,478.6 million, which the Company considers to be representative of the price paid by a typical market participant. This measurement resulted in no goodwill or bargain purchase price being recognized. The acquisition costs were insignificant.

The following table summarizes the consideration paid for the West Williston Acquisition and the fair value of the assets acquired and liabilities assumed as of October 1, 2013. The purchase price allocation is preliminary and subject to adjustments, as the final closing will be complete during the first quarter of 2014.

Consideration given to West Williston Acquisition (in thousands):
Cash	$1,478,588
Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved developed properties	$513,889
Proved undeveloped properties	473,353
Unproved lease acquisition costs	478,843
Other property and equipment	13,500
Inventory	5,601
Asset retirement obligations	(6,598)

$1,478,588

(b)	Adjustments to reflect the financing transactions related to the West Williston Acquisition.

The 2022 Notes consisted of a principal note amount of $1,000.0 million and resulted in aggregate net proceeds to the Company of approximately $983.0 million. Additional offering expenses payable by the Company totaled approximately $17.0 million and are included in deferred costs and other assets on the unaudited pro forma condensed combined balance sheet at June 30, 2013.

In addition, the Company has total outstanding borrowings under its revolving credit facility of $600.0 million, a significant portion of which was used to fund the West Williston Acquisition.

Statements of Operations. The unaudited pro forma condensed combined statements of operations for the six month period ended June 30, 2013 and the year ended December 31, 2012 reflect the following adjustments:

(c)	Revenues and direct operating expenses of the oil and natural gas properties acquired in the West Williston Acquisition (the “West Williston Acquisition Properties”).

(d)	Depreciation, depletion and amortization (“DD&A”) and accretion expense related to the West Williston Acquisition Properties. DD&A was calculated using the unit-of-production method under the successful efforts method of accounting, and adjusts DD&A for (1) the increase in DD&A reflecting the fair values and production volumes attributable to the West Williston Acquisition Properties and (2) the revision to the Company’s DD&A rate reflecting the reserve volumes acquired in the West Williston Acquisition. The pro forma DD&A rate is $27.69 per BOE and $28.47 per BOE for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively. This adjustment also includes the straight-line depreciation on other property and equipment of $0.3 million and $0.6 million and the additional accretion expense on the ARO of $0.2 million and $0.4 million attributable to the West Williston Acquisition Properties for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively.

(e)	General and administrative expenses resulting from a transaction services agreement between the Company and the Sellers of the West Williston Acquisition, in which the Company agreed to pay the Sellers a monthly fee of $0.4 million for a defined three month transition period, subsequent to the close date of the West Williston Acquisition.

(f)	Interest expense, net of capitalized interest, and amortization of deferred financing costs associated with the 2022 Notes and borrowings under our revolving credit facility for the periods presented. Interest capitalized for the six months ended June 30, 2013 and the year ended December 31, 2012 was $13.8 million and $30.0 million, respectively. A 1/8% change in the interest rate associated with the revolving credit facility would result in a change in interest expense of approximately $0.4 million for the six months ended June 30, 2013 and approximately $0.8 million for the year ended December 31, 2012.

(g)	Income tax expense for the six months ended June 30, 2013 and the year ended December 31, 2012 was recorded at 36.7% and 37.6% of pre-tax net income, respectively. The Company’s effective tax rates for the periods presented were consistent with the statutory tax rate applicable to the U.S. and the blended state rate for the states in which the Company conducts business.